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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         ------------------------------


         Date of Report (Date of earliest event reported): June 2, 1998



                           HOME BANCORP OF ELGIN, INC.
               (Exact name of registrant as specified in charter)

       Delaware                       0-28696                    36-4090333
    (State or other               (Commission File              (IRS Employer
    jurisdiction of                   Number)                Identification No.)
    incorporation)


                  16 NORTH SPRING STREET, ELGIN, ILLINOIS 60120
          (Address of principal executive offices, including zip code)


Registrant's telephone number, including area code:  (847) 742-3800


                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)


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ITEMS 1-4.        NOT APPLICABLE.

ITEM 5.           OTHER EVENTS.

         On June 2, 1998, Home Bancorp of Elgin, Inc. ("HBE"), entered into an Agreement and Plan of Merger (the "Merger Agreement") between HBE and State Financial Services Corporation, a Wisconsin corporation ("SFSC"). SFSC is a bank holding company that currently owns banks in Wisconsin and Illinois. A copy of the Merger Agreement is attached hereto as Exhibit 2.1. The Merger Agreement provides, among other things, that HBE will merge with and into SFSC, with SFSC being the surviving corporation (the "Merger"). It is expected that Home Federal Savings and Loan Association of Elgin will remain a separate subsidiary following completion of SFSC's pending acquisition of HBE.

         Pursuant to the Merger Agreement, each share of HBE common stock ("HBE Common Stock") issued and outstanding at the Effective Time (as defined in the Merger Agreement) will be exchanged for shares of SFSC common stock having a value of $19.50 per share.

         The total transaction is valued at $133.7 million based upon HBE shares valued at $19.50 per share for the 6,855,799 shares of HBE Common Stock. Based on SFSC's market value per share of $25.07 (as calculated pursuant to the formula set forth in the definitive agreement), SFSC will exchange 5,331,549 shares of its Common stock resulting in an exchange ratio of 0.77767. The actual exchange ratio will be calculated based upon SFSC's shares valued at the average closing price of SFSC Common Stock for twenty consecutive trading days prior to closing the transaction.

         The preceding exchange ratio formula will be used in the event the market value determined for SFSC `s Common Stock is between $22.625 and $30.00. The actual exchange ratio is also subject to certain caps. In the event that SFSC's market value is between $21.125 and $22.625, the exchange ratio will be fixed at 0.857143. In the event that SFSC's market value is between $20.00 and $21.125, the exchange ratio will be fixed at 0.86. If SFSC's market value falls below $20.00, if both parties agree HBE and SFSC can elect to close the transaction at the 0.86 exchange ratio, an Optional Exchange Ratio assigning $17.50 as the value to HBE's shares, or HBE can unilaterally elect to terminate the transaction, subject to certain notification requirements between the parties. If SFSC's market value is between $30.00 and $31.375, the exchange ratio will be fixed at 0.65 and if SFSC's market value exceeds $31.375, the exchange ratio will be fixed at 0.64.

         In connection with the Merger Agreement, HBE and SFSC also entered into a Stock Option Agreement, dated as of June 2, 1998, a copy of which is attached hereto as Exhibit 4.1, which, under certain defined circumstances, would enable SFSC to purchase up to 19.9% of the shares of authorized and unissued HBE Common Stock.

         Consummation of the Merger is expected to occur in the fourth quarter of calendar year 1998 and is subject to the satisfaction of certain conditions, including approval of the shareholders of HBE and SFSC, approval of the appropriate regulatory agencies and other customary conditions. The transaction is expected to be treated as a tax-free exchange to holders of HBE Common Stock and be accounted for as a pooling of interests.

         HBE and SFSC publicly announced the Merger in a press release dated June 2, 1998, a copy of which is attached hereto as Exhibit 99.1.

ITEM 6.  NOT APPLICABLE.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

                  a.       Financial Statements of Businesses Acquired.
                           Not Applicable

                  b.       Pro forma Financial Information.
                           Not Applicable

                  c. Exhibits: The following Exhibits are filed as part of this report:

                       EXHIBIT NO.                                                DESCRIPTION
                       -----------                                                -----------
                            2.1                             Agreement  and  Plan of  Merger,  dated  June 2,  1998,
                                                            between  Home  Bancorp  of  Elgin,   Inc.,   and  State
                                                            Financial Services Corporation.

                            4.1                             Stock  Option  Agreement,  dated  as of June  2,  1998,
                                                            between  Home  Bancorp  of  Elgin,   Inc.,   and  State
                                                            Financial Services Corporation.

                           99.1                             Press Release issued June 2, 1998.


ITEM 8.  NOT APPLICABLE.


ITEM 9.  NOT APPLICABLE.


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                                      -3-

         SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          HOME  BANCORP OF ELGIN, INC.


                                          By: /s/ George L. Perucco
                                              -----------------------------
                                              George L. Perucco,
                                              President and Chief Executive
                                              Officer

Date:    June 15, 1998




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                                  EXHIBIT INDEX



       EXHIBIT                  DESCRIPTION
       -------                  -----------
          2.1 Agreement and Plan of Merger, dated June 2, 1998, between State Financial Services Corporation and Home Bancorp of Elgin, Inc.

          4.1 Stock Option Agreement, dated as of June 2, 1998 between State Financial Services Corporation and Home Bancorp of Elgin, Inc.

         99.1       Press Release issued June 2, 1998.